Press Release

For immediate release

Company contact: Larry C. Busnardo, Vice President, Investor Relations, 303-312-8514

HighPoint Resources Reports Third Quarter 2019 Financial and Operating Results

DENVER - November 4, 2019 - In a release issued under the same headline earlier today by HighPoint Resources Corporation (NYSE: HPR), please note that a correction is required. The correction relates to an inadvertently excluded line item, “Proceeds from sale of properties", in the Unaudited Consolidated Statements of Cash Flows. In addition, for the three months ended September 30, 2019 and 2018, the amounts in “Other investing activities” were adjusted to reflect the proper amounts which were incorrect in the original press release. The corrected release follows:

•
Reported production sales volume of 3.4 million barrels of oil equivalent ("MMBoe") for the third quarter of 2019, represents an increase of 20% over the second quarter of 2019 and a 24% increase over the third quarter of 2018

•
Oil production sales volume of 2.18 million barrels of oil ("MMBbls") for the third quarter of 2019 or 64% of total equivalent production sales volume, represents an increase of 25% over the second quarter of 2019 and a 27% increase over the third quarter of 2018

•	Reported net income of $11.1 million or $0.05 per diluted share and adjusted net income (non-GAAP) of a loss of $7.4 million or $0.03 per diluted share

•
EBITDAX (non-GAAP) of $94.3 million increased 33% over the second quarter of 2019 driven by a significant per unit reduction in controllable cash operating costs[1] of 29% and 30% compared to both the second quarter of 2019 and third quarter of 2018, respectively

•
Continued positive results from DSU 11-63-16 (east pad) as wells are exhibiting a dramatic 120% increase in current daily production rate through 130 days with a shallower decline compared to previously completed wells, demonstrating economic development of both the Niobrara and Codell formations in Hereford

•
Encouraging early performance from upspaced DSU 11-63-16 (west pad) that is exhibiting a meaningful increase of 55% in current daily production rate through 85 days compared to previously completed wells and continues ramping to peak production

•	Became cash flow positive in the third quarter of 2019

•	Semi-annual borrowing base review recently completed with $500 million credit facility reaffirmed

Reconciliations of non-GAAP measures, including adjusted net income and EBITDAX can be found in the tables at the end of this release

1 Cash operating costs include lease operating expense, gathering, transportation and processing expense and production tax expense

HighPoint Resources Corporation (the "Company" or "HighPoint") (NYSE: HPR) today reported third quarter of 2019 financial and operating results, including significant sequential increases in total production, oil volumes and EBITDAX over the second quarter of 2019, meaningfully lower cash costs and positive results from the Hereford field drilling program.

For the third quarter of 2019, the Company reported net income of $11.1 million, or $0.05 per diluted share. Adjusted net income for the third quarter of 2019 was a net loss of $7.4 million, or $0.03 per diluted share. EBITDAX for the third quarter of 2019 was $94.3 million. Adjusted net income (loss) and EBITDAX are non-GAAP (Generally Accepted Accounting Principles) measures. Please reference the reconciliations to GAAP net income at the end of this release.

Chief Executive Officer and President Scot Woodall commented, "Our third quarter results are reflective of strong operational execution and were highlighted by robust growth in oil volumes and a significant reduction in cash operating costs that underpinned a 33% increase in EBITDAX to $94 million compared to the second quarter of 2019. We also became cash flow positive during the third quarter, which will enhance liquidity. Following up on our recent positive operational update, we continue to demonstrate a dramatic improvement in Hereford well performance with results showing a substantial and continuous increase in productivity. Today, we are providing a further positive update to the initial seven wells in DSU 11-63-16 that are now showing a 120% increase in current daily production with a shallower decline profile compared to previously completed wells, demonstrating a viable, economic development template for the Hereford field. Similarly, the performance of the four wells on the western side of DSU 11-63-16 continues to improve since our last update, showing a 55% increase in current daily production and are trending to peak production. This continues to build upon the early success of the Hereford optimization program as we assess performance opportunities of upspacing and increased completion intensity."

OPERATING AND FINANCIAL RESULTS

The following table summarizes certain operating and financial results for the third quarter of 2019 and 2018 and for the second quarter of 2019:

	Three Months Ended September 30,			Three Months Ended June 30,
	2019	2018	Change	2019	Change
Combined production sales volumes (MBoe)	3,399	2,736	24%	2,841	20%
Net cash provided by operating activities ($ millions)	$96.8	$91.3	6%	$20.9	363%
Discretionary cash flow ($ millions) (1)	$79.9	$65.9	21%	$57.5	39%
Combined realized prices with hedging (per Boe)	$36.88	$41.23	(11)%	$37.48	(2)%
Net income (loss) ($ millions)	$11.1	$(29.4)	*nm	$(1.9)	*nm
Per share, basic	$0.05	$(0.14)	*nm	$(0.01)	*nm
Per share, diluted	$0.05	$(0.14)	*nm	$(0.01)	*nm
Adjusted net income (loss) ($ millions) (1)	$(7.4)	$2.3	*nm	$(15.0)	51%
Per share, basic	$(0.04)	$0.01	*nm	$(0.07)	43%
Per share, diluted	$(0.03)	$0.01	*nm	$(0.07)	57%
Weighted average shares outstanding, basic (in thousands)	210,550	209,502	1%	210,377	—%
Weighted average shares outstanding, diluted (in thousands) (1)	210,937	209,502	1%	210,377	—%
EBITDAX ($ millions) (1)	$94.3	$78.0	21%	$71.1	33%

(1)	Discretionary cash flow, adjusted net income (loss) and EBITDAX are non-GAAP measures. Please reference the reconciliations to GAAP financial statements at the end of this release.

The Company reported oil, natural gas and natural gas liquids ("NGL") production of 3.4 MMBoe for the third quarter of 2019, which was a 20% increase over the second quarter of 2019 and a 24% increase over the third quarter of 2018. Oil volumes totaled 2.18 MMBbls, which was a 25% increase over the second quarter of 2019 and a 27% increase over the third quarter of 2018. Third quarter of 2019 volumes were negatively impacted by depressed processing yields, including basin-wide ethane rejections.

Production sales volumes for the third quarter were comprised of approximately 64% oil, 21% natural gas and 15% NGLs.

For the third quarter of 2019, West Texas Intermediate ("WTI") oil prices averaged $56.45 per barrel, Northwest Pipeline ("NWPL") natural gas prices averaged $1.91 per MMBtu and NYMEX natural gas prices averaged $2.23 per MMBtu. Commodity price realizations to benchmark pricing were WTI less $4.11 per barrel of oil and NWPL less $0.88 per Mcf of gas. The NGL price averaged approximately 10% of the WTI price per barrel as unprecedented weakness in broader markets resulted in a 76% decline in NGL prices compared to the third quarter of 2018.

For the third quarter of 2019, the Company had derivative commodity swaps in place for 19,730 barrels of oil per day tied to WTI pricing at $56.45 per barrel, 7,000 MMBtu of natural gas per day tied to NWPL regional pricing at $1.91 per MMBtu, and no hedges in place for NGLs.

	Three Months Ended September 30,			Three Months Ended June 30,
	2019	2018	Change	2019	Change
Average Realized Prices before Hedging:
Oil (per Bbl)	$52.27	$66.96	(22)%	$55.46	(6)%
Natural gas (per Mcf)	1.03	1.59	(35)%	1.58	(35)%
NGLs (per Bbl)	5.76	24.31	(76)%	9.81	(41)%
Combined (per Boe)	35.68	48.10	(26)%	37.83	(6)%

Average Realized Prices with Hedging:
Oil (per Bbl)	$54.08	$55.92	(3)%	$54.88	(1)%
Natural gas (per Mcf)	1.06	1.64	(35)%	1.59	(33)%
NGLs (per Bbl)	5.76	24.31	(76)%	9.81	(41)%
Combined (per Boe)	36.88	41.23	(11)%	37.48	(2)%

Lease operating expense ("LOE") averaged $2.47 per Boe in the third quarter of 2019 compared to $2.65 per Boe in the third quarter of 2018 and $3.79 per Boe in the second quarter of 2019. The 35% reduction from the second quarter of 2019 was due to higher production volumes and a decrease in compressor maintenance and workover activity.

Production tax expense averaged $2.31 per Boe in the third quarter of 2019 compared to $4.20 per Boe in the third quarter of 2018. The decrease in the rate for the three months ended September 30, 2019 was due to a lower projected effective 2019 Colorado severance tax rate. Production tax expense averaged 6.5% of revenues in the third quarter of 2019 and is expected to average approximately 6%-7% of revenues for the remainder of 2019.

	Three Months Ended September 30,			Three Months Ended June 30,
	2019	2018	Change	2019	Change
Average Costs (per Boe):
Lease operating expenses	$2.47	$2.65	(7)%	$3.79	(35)%
Gathering, transportation and processing expense	0.47	0.51	(8)%	0.61	(23)%
Production tax expenses	2.31	4.20	(45)%	3.13	(26)%
Depreciation, depletion and amortization	24.99	21.54	16%	25.56	(2)%
General and administrative expense	3.25	4.64	(30)%	4.37	(26)%

Debt and Liquidity

At September 30, 2019, the Company had cash and cash equivalents of $20 million and $299 million available under its $500 million credit facility, after taking into account a $26 million letter of credit, resulting in total liquidity of $319 million. Net debt totaled $780 million at September 30, 2019.

The Company completed its semiannual redetermination in October 2019 with the borrowing base under the credit facility reaffirmed at $500 million, despite lower price assumptions being used by lenders in the fall redetermination process. The reaffirmation of the borrowing base reflects the lenders' confidence in the Company's underlying reserve base.

Capital Expenditures

Capital expenditures for the third quarter of 2019 totaled $76.2 million, including $64.8 million for drilling and completion operations. Capital projects included spudding 15 gross extended reach lateral ("XRL") wells and placing 25 gross wells (21 XRL wells and 4 standard reach lateral ("SRL") wells) on initial flowback.

OPERATIONAL UPDATE

Hereford Field

Production sales volumes for the third quarter of 2019 in Hereford averaged a Company record of 10,101 Boe/d (80% oil) or a 41% increase over the second quarter of 2019. During the third quarter of 2019, 6 gross wells were spud and 16 gross wells were placed on flowback.

The following provides an update of current DSU activity:

•
DSU 11-63-16 (east pad) - was placed on flowback in June and includes seven wells drilled at a density of 16 wells per section. The wells were completed with a Gen 2 completion that used approximately 30 barrels of fluid per lateral foot and approximately 1,500 pounds of sand per lateral foot. Through 130 days of flowback, the average per well daily production rate is currently 120% greater than previously completed wells, demonstrating an economic development template for the Hereford field. This rate continues to improve compared to the previously disclosed daily production rate indicating a 75% per well increase following 105 days.

•
DSU 11-63-16 (west pad) - was placed on flowback in July and includes four wells drilled at a density of 8 wells per section. The wells were completed with a Gen 3 completion that utilized greater fluid of up to 40 barrels per lateral foot and approximately 1,500 pounds of sand per lateral foot and assessed performance improvement opportunities of upspacing and increased completion intensity. Through 85 days of production, the average per well daily production rate is presently 55% greater than the previously completed wells and continues trending higher.

•
DSU 11-63-17 - was placed on flowback in July and includes twelve wells drilled at a density of 12 wells per section. The wells are assessing the performance impact of Gen 4 completions that utilized greater fluid of up to 52 barrels per lateral foot and an average of approximately 1,500 pounds of sand per lateral foot. These wells were stimulated with larger fluid completions than all previous wells and continue to ramp to peak production.

The Company continues to recognize well cost efficiencies that have resulted in lower completed well costs. Based on the current price outlook, future wells are anticipated to average approximately $4.9 million for an XRL well completed with high-fluid intensity completion. This compares to $5.1 million for XRL wells drilled during the first half of 2019 and utilized lower fluid.

NE Wattenberg

The Company produced an average of 26,845 Boe/d (58% oil) in the third quarter of 2019 in NE Wattenberg and spud 9 gross wells and placed 5 gross XRL and 4 gross SRL wells on flowback in the area. Recent activity includes placing five XRL wells located in DSU 5-61-35 on flowback in September. Subsequent to the end of the quarter two additional XRL wells located in DSU 5-61-35 were placed on flowback. These wells continue to ramp to peak production and were completed with high-fluid intensity completions.

The Company is also recognizing well cost efficiencies in NE Wattenberg as future wells are anticipated to cost an average of approximately $4.3 million for XRL wells completed with high-fluid intensity completions. This compares to $4.5 million for wells drilled during the first half of 2019.

2019 OPERATING GUIDANCE

The Company is providing capital expenditure and production guidance for the fourth quarter of 2019 as discussed below and reiterates full-year 2019 guidance.

See "Forward-Looking Statements" below.

•	Production of 3.6-3.7 MMBoe

•	Oil volumes to approximate 2.3 MMBbls or approximately 63% of total production volumes

•	Capital expenditures of $30-$40 million

•	Lease operating expense is expected to average $2.50-$3.00 per Boe

•	Cash general and administrative expense of $2.50-$3.00 per Boe

•	Gathering, transportation and processing costs of $0.75-$0.95 per Boe

COMMODITY HEDGES UPDATE

The following table summarizes the Company's current hedge position as of November 4, 2019:

	Oil (WTI) Swaps		Oil (WTI) Collars			Natural Gas (NWPL) Swaps
Period	Volume Bbls/d	Price $/Bbl	Volume Bbls/d	Floor $Bbl	Ceiling $/Bbl	Volume MMBtu/d	Price $/MMBtu
4Q19	16,712	$59.01	3,000	$55.00	$77.56	7,000	$2.11
1Q20	15,000	$60.13	—	$—	$—	—	$—
2Q20	12,500	$59.87	—	$—	$—	—	$—
3Q20	14,500	$57.35	—	$—	$—	—	$—
4Q20	14,500	$57.35	—	$—	$—	—	$—
1Q21	1,000	$57.13	—	$—	$—	—	$—
2Q21	1,000	$57.13	—	$—	$—	—	$—
3Q21	—	$—	—	$—	$—	—	$—

Realized sales prices will reflect basis differentials from the index prices to the sales location.

UPCOMING EVENTS

Third Quarter Conference Call and Webcast

The Company plans to host a conference call on Tuesday, November 5, 2019, to discuss third quarter 2019 results. The call is scheduled at 10:00 a.m. Eastern time (8:00 a.m. Mountain time). Please join the webcast conference call live or for replay via the Internet at www.hpres.com, accessible from the home page. To join by telephone, call 855-760-8152 (631-485-4979 international callers) with passcode 6984176. The webcast will remain on the Company's website for approximately 7 days and a replay of the call will be available through November 12, 2019 at 855-859-2056 (404-537-3406 international) with passcode 6984176.

An updated corporate slide presentation that will be referenced on the conference call will be available on the “Investor Relations” section of the Company’s website prior to the start of the call.

Investor Events

Members of the Company's management are currently scheduled to participate in the following investor events:

•	December 3, 2019 - Bank of America Merrill Lynch Leveraged Finance Conference, Boca Raton, FL

Presentation materials will be posted to the investor relations section of the Company's website at www.hpres.com prior to the start of the events.

WEBSITE INFORMATION

This press release, along with other news about HighPoint, is available at http://investor.hpres.com/news-releases. We routinely post information that may be important to investors in the investor relations section of our website, http://investor.hpres.com/news-releases. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about the Company. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit http://investor.hpres.com/news-releases to sign up for email alerts.

FORWARD LOOKING STATEMENTS

All statements in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein; however, these are not the exclusive means of identifying forward-looking statements. In particular, the Company is providing "2019 Operating Guidance", which contains projections for certain full-year 2019 operational and financial metrics. Forward-looking statements in this release relate to, among other things, future production, projects and opportunities, and future financial results including free cash flows, liquidity and debt metrics.

These and other forward-looking statements in this press release are based on management's judgment as of the date of this release and are subject to numerous risks and uncertainties. Actual results may vary significantly from those indicated in the forward-looking statements. Please refer to HighPoint’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC, and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein, for further discussion of risk factors that may affect the forward-looking statements. See our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 for additional information. The Company encourages you to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT HIGHPOINT RESOURCES CORPORATION

HighPoint Resources Corporation (NYSE: HPR) is a Denver, Colorado based company focused on the development of oil and natural gas assets located in the Denver-Julesburg Basin of Colorado. Additional information about the Company may be found on its website at www.hpres.com.

HIGHPOINT RESOURCES CORPORATION
Selected Operating Highlights
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Production Data:
Oil (MBbls)	2,180	1,716	5,648	4,360
Natural gas (MMcf)	4,236	3,294	11,544	8,946
NGLs (MBbls)	513	471	1,466	1,207
Combined volumes (MBoe)	3,399	2,736	9,038	7,058
Daily combined volumes (Boe/d)	36,946	29,739	33,106	25,853

Average Sales Prices (before the effects of realized hedges):
Oil (per Bbl)	$52.27	$66.96	$52.82	$64.61
Natural gas (per Mcf)	1.03	1.59	1.58	1.59
NGLs (per Bbl)	5.76	24.31	9.47	22.04
Combined (per Boe)	35.68	48.10	36.57	45.70

Average Realized Sales Prices (after the effects of realized hedges):
Oil (per Bbl)	$54.08	$55.92	$54.31	$54.70
Natural gas (per Mcf)	1.06	1.64	1.52	1.65
NGLs (per Bbl)	5.76	24.31	9.47	22.04
Combined (per Boe)	36.88	41.23	37.42	39.66

Average Costs (per Boe):
Lease operating expenses	$2.47	$2.65	$3.37	$2.99
Gathering, transportation and processing expense	0.47	0.51	0.56	0.40
Production tax expenses	2.31	4.20	2.29	3.74
Depreciation, depletion and amortization	24.99	21.54	25.47	21.55
General and administrative expense (1)	3.25	4.64	4.00	4.88

(1)
Includes long-term cash and equity incentive compensation of $0.63 per Boe and $0.82 per Boe for the three months ended September 30, 2019 and 2018, respectively, and $0.79 per Boe and $0.84 per Boe for the nine months ended September 30, 2019 and 2018, respectively.

HIGHPOINT RESOURCES CORPORATION
Consolidated Condensed Balance Sheets
(Unaudited)

	As of September 30,	As of December 31,
	2019	2018
	(in thousands)
Assets:
Cash and cash equivalents	$19,568	$32,774
Other current assets (1)	100,229	157,007
Property and equipment, net	2,127,989	2,029,523
Other noncurrent assets (1)	15,841	33,156
Total assets	$2,263,627	$2,252,460

Liabilities and Stockholders' Equity:
Current liabilities	$185,608	$248,185
Long-term debt, net of debt issuance costs	793,530	617,387
Other long-term liabilities	154,926	174,790
Stockholders' equity	1,129,563	1,212,098
Total liabilities and stockholders' equity	$2,263,627	$2,252,460

(1)
At September 30, 2019, the estimated fair value of all of the Company's commodity derivative instruments was an asset of $46.1 million, comprised of $36.1 million of current assets and $10.0 million of non-current assets. This amount will fluctuate based on estimated future commodity prices and the current hedge position.

HIGHPOINT RESOURCES CORPORATION
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands, except per share amounts)
Operating Revenues:
Oil, gas and NGL production	$121,281	$131,585	$330,472	$322,534
Other operating revenues, net	1	(459)	374	(200)
Total operating revenues	121,282	131,126	330,846	322,334
Operating Expenses:
Lease operating	8,385	7,237	30,434	21,082
Gathering, transportation and processing	1,611	1,398	5,076	2,829
Production tax	7,868	11,504	20,666	26,363
Exploration	56	19	93	39
Impairment, dry hole costs and abandonment	1,170	184	2,487	609
(Gain) Loss on sale of properties	—	74	2,901	1,046
Depreciation, depletion and amortization	84,948	58,946	230,170	152,106
Unused commitments	4,418	4,574	13,239	13,684
General and administrative (1)	11,048	12,696	36,109	34,427
Merger transaction expense	2,078	100	4,492	6,140
Other operating expenses, net	230	(764)	210	(716)
Total operating expenses	121,812	95,968	345,877	257,609
Operating Income (Loss)	(530)	35,158	(15,031)	64,725
Other Income and Expense:
Interest and other income	94	451	562	1,843
Interest expense	(15,167)	(13,165)	(43,227)	(39,348)
Commodity derivative gain (loss) (2)	31,047	(51,547)	(54,600)	(128,166)
Gain (loss) on extinguishment of debt	—	(257)	—	(257)
Total other income and expense	15,974	(64,518)	(97,265)	(165,928)
Income (Loss) before Income Taxes	15,444	(29,360)	(112,296)	(101,203)
(Provision for) Benefit from Income Taxes	(4,330)	—	25,271	—
Net Income (Loss)	$11,114	$(29,360)	$(87,025)	$(101,203)

Net Income (Loss) per Common Share
Basic	$0.05	$(0.14)	$(0.41)	$(0.56)
Diluted	$0.05	$(0.14)	$(0.41)	$(0.56)
Weighted Average Common Shares Outstanding
Basic	210,550	209,502	210,288	181,145
Diluted	210,937	209,502	210,288	181,145

(1)
Includes long-term cash and equity incentive compensation of $2.1 million and $2.3 million for the three months ended September 30, 2019 and 2018, respectively, and $7.2 million and $5.9 million for the nine months ended September 30, 2019 and 2018, respectively.

(2)	The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)
Included in commodity derivative gain (loss):
Realized gain (loss) on derivatives (1)	$4,075	$(18,780)	$7,731	$(42,628)
Prior year unrealized (gain) loss transferred to realized (gain) loss (1)	(20,739)	4,920	(61,430)	20,940
Unrealized gain (loss) on derivatives (1)	47,711	(37,687)	(901)	(106,478)
Total commodity derivative gain (loss)	$31,047	$(51,547)	$(54,600)	$(128,166)

(1)
Realized and unrealized gains and losses on commodity derivatives are presented herein as separate line items but are combined for a total commodity derivative gain (loss) in the Consolidated Statements of Operations. This separate presentation is a non-GAAP measure. Management believes the separate presentation of the realized and unrealized commodity derivative gains and losses is useful because the realized cash settlement portion provides a better understanding of the Company's hedge position. The Company also believes that this disclosure allows for a more meaningful comparison to its peers.

HIGHPOINT RESOURCES CORPORATION
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)
Operating Activities:
Net income (loss)	$11,114	$(29,360)	$(87,025)	$(101,203)
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	84,948	58,946	230,170	152,106
Impairment, dry hole costs and abandonment	1,170	184	2,487	609
Unrealized derivative (gain) loss	(26,972)	32,767	62,331	85,538
Deferred income tax benefit	4,330	—	(25,271)	—
Incentive compensation and other non-cash charges	2,521	2,323	9,501	5,813
Amortization of deferred financing costs	642	598	1,917	1,729
(Gain) loss on sale of properties	—	74	2,901	1,046
(Gain) loss on extinguishment of debt	—	257	—	257
Change in operating assets and liabilities:
Accounts receivable	(4,987)	(4,592)	13,488	(8,789)
Prepayments and other assets	354	(332)	(1,109)	(1,421)
Accounts payable, accrued and other liabilities	10,600	10,746	3,867	(25,287)
Amounts payable to oil and gas property owners	6,139	8,272	(16,784)	33,804
Production taxes payable	6,990	11,415	(1,079)	15,983
Net cash provided by (used in) operating activities	$96,849	$91,298	$195,394	$160,185
Investing Activities:
Additions to oil and gas properties, including acquisitions	(117,823)	(101,798)	(375,976)	(322,614)
Additions of furniture, equipment and other	(384)	(146)	(3,958)	(616)
Repayment of debt associated with merger, net of cash acquired	—	—	—	(53,357)
Proceeds from sale of properties	—	(415)	1,334	(221)
Other investing activities	32	(104)	(1,400)	232
Net cash provided by (used in) investing activities	$(118,175)	$(102,463)	$(380,000)	$(376,576)
Financing Activities:
Proceeds from debt	50,000	—	200,000	—
Principal payments on debt	(25,000)	(118)	(26,859)	(350)
Other financing activities	(218)	(3,116)	(1,741)	(4,745)
Net cash provided by (used in) financing activities	$24,782	$(3,234)	$171,400	$(5,095)
Increase (Decrease) in Cash and Cash Equivalents	3,456	(14,399)	(13,206)	(221,486)
Beginning Cash and Cash Equivalents	16,112	107,379	32,774	314,466
Ending Cash and Cash Equivalents	$19,568	$92,980	$19,568	$92,980

HIGHPOINT RESOURCES CORPORATION
Reconciliation of Discretionary Cash Flow, Adjusted Net Income (Loss) and EBITDAX
(Unaudited)

Discretionary Cash Flow Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)
Net Cash Provided by (Used in) Operating Activities	$96,849	$91,298	$195,394	$160,185
Adjustments to reconcile to discretionary cash flow:
Exploration expense	56	19	93	39
Merger transaction expense	2,078	100	4,492	6,140
Changes in working capital	(19,096)	(25,509)	1,617	(14,290)
Discretionary Cash Flow	$79,887	$65,908	$201,596	$152,074

Adjusted Net Income (Loss) Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands, except per share amounts)
Net Income (Loss)	$11,114	$(29,360)	$(87,025)	$(101,203)
Provision for (Benefit from) income taxes	4,330	—	(25,271)	—
Income (Loss) before income taxes	15,444	(29,360)	(112,296)	(101,203)

Adjustments to net income (loss):
Unrealized derivative (gain) loss	(26,972)	32,767	62,331	85,538
(Gain) loss on sale of properties	—	74	2,901	1,046
(Gain) loss on extinguishment of debt	—	257	—	257
One-time item:
Merger transaction expense	2,078	100	4,492	6,140
(Income) expense related to properties sold	229	(764)	(43)	(716)
Adjusted Income (Loss) before income taxes	(9,221)	3,074	(42,615)	(8,938)
Adjusted (provision for) benefit from income taxes (1)	1,851	(757)	9,588	2,202
Adjusted Net Income (Loss)	$(7,370)	$2,317	$(33,027)	$(6,736)
Per share, diluted	$(0.03)	$0.01	$(0.16)	$(0.04)

(1)	Adjusted (provision for) benefit from income taxes is calculated using the Company's current effective tax rate prior to applying the valuation allowance against deferred tax assets.

EBITDAX Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)
Net Income (Loss)	$11,114	$(29,360)	$(87,025)	$(101,203)
Adjustments to reconcile to EBITDAX:
Depreciation, depletion and amortization	84,948	58,946	230,170	152,106
Impairment, dry hole and abandonment expense	1,170	184	2,487	609
Exploration expense	56	19	93	39
Unrealized derivative (gain) loss	(26,972)	32,767	62,331	85,538
Incentive compensation and other non-cash charges	2,521	2,323	9,501	5,813
Merger transaction expense	2,078	100	4,492	6,140
(Gain) loss on sale of properties	—	74	2,901	1,046
(Gain) loss on extinguishment of debt	—	257	—	257
Interest and other income	(94)	(451)	(562)	(1,843)
Interest expense	15,167	13,165	43,227	39,348
Provision for (benefit from) income taxes	4,330	—	(25,271)	—
EBITDAX	$94,318	$78,024	$242,344	$187,850

Discretionary cash flow, adjusted net income (loss) and EBITDAX are non-GAAP measures. These measures are presented because management believes that they provide useful additional information to investors for analysis of the Company's performance and, in the case of discretionary cash flow, liquidity. In addition, the Company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and that many investors use the published research of industry research analysts in making investment decisions.

These measures should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with GAAP. The definition of these measures may vary among companies, and, therefore, the amounts presented may not be comparable to similarly titled measures of other companies.